Filed Pursuant to Rule 424(b)(2)

File No. 333-204124

Pricing Supplement No. 140

Dated: July 28, 2015

(To Prospectus dated May 13, 2015 and Prospectus Supplement dated May 13, 2015)

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series F
Aggregate offering price	$500,000,000
Amount of registration fee	$58,100*

*The filing fee of $58,100 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 pages.

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series F

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $500,000,000

Issue Price: 100.000%, plus accrued interest, if any, from July 31, 2015

Proceeds to Company on original issuance:  $498,750,000 (before expenses)

Commission: $1,250,000 (0.25%)

Agent:

☐ Barclays Capital Inc.

☐ BNY Mellon Capital Markets, LLC

☐ CastleOak Securities, L.P.

☐ Citigroup Global Markets Inc.

☐ Credit Suisse Securities (USA) LLC

☒ Deutsche Bank Securities Inc.

☐ Goldman, Sachs & Co.

☐ HSBC Securities (USA) Inc.

☐ J. P. Morgan Securities LLC

☐ Lebenthal & Co., LLC

☐ Lloyds Securities Inc.

☐ Merrill Lynch, Pierce, Fenner & Smith

Incorporated

☐ Mischler Financial Group, Inc.

☒ Mitsubishi UFJ Securities (USA), Inc.

☒ Mizuho Securities USA Inc.

☐ RBC Capital Markets, LLC

☐ RBS Securities Inc.

☒ Samuel A. Ramirez & Company, Inc.

☐ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ UBS Securities LLC

☒ U.S. Bancorp Investments, Inc.

☒ Wells Fargo Securities, LLC

☒ The Williams Capital Group, L.P.

☒ Other: Standard Chartered Bank

1

Agent	Amount
Deutsche Bank Securities Inc.	$133,334,000
Mizuho Securities USA Inc.	$133,333,000
Wells Fargo Securities, LLC	$133,333,000
Mitsubishi UFJ Securities (USA), Inc.	$28,334,000
Standard Chartered Bank	$28,333,000
U.S. Bancorp Investments, Inc.	$28,333,000
The Williams Capital Group, L.P.	$10,000,000
Samuel A. Ramirez & Company, Inc.	$5,000,000
Total	$500,000,000

Agents’ capacity on original issuance:	☐ As Agent
☒ As Principal

If as principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☒ The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Trade Date:	July 28, 2015

Original Issue Date:	July 31, 2015

Stated Maturity:	July 31, 2018

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations: Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Interest on the notes is payable on January 31, April 30, July 31 and October 31 of each year, beginning October 31, 2015; subject to adjustment in accordance with the modified following business day convention.

First Interest Payment Date: October 31, 2015

Indexed Principal Note: ☐ Yes (See Attached) ☒ No

Type of Interest Rate: ☐ Fixed Rate ☒ Floating Rate ☐ Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): N/A

Initial Interest Rate (Floating Rate Notes): TBD

Base Rate:	☐ CD Rate
☐ EURIBOR
☒ LIBOR
☐ Prime Rate
☐ Commercial Paper Rate
☐ Federal Funds Rate
☐ Treasury Rate
☐ Other (See Attached)

Calculation Agent: The Bank of New York Mellon

Computation of Interest:

☐ 30 over 360
☒ Actual over 360
☐ Actual over Actual
☐ Other (See Attached)

Interest Reset Dates: Quarterly on the last calendar day of each January, April, July and October; subject to adjustment in accordance with the modified following business day convention.

Rate Determination Dates: Second London banking day prior to applicable Interest Reset Date

Index Maturity: 90 days

Spread (+/-): +61 basis points

Spread Multiplier: None

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

☐ Yes (See Attached)                                                                          ☒ No

Maximum Interest Rate: None

Minimum Interest Rate: None

Amortizing Note:   ☐ Yes (See Attached)                                            ☒ No

Optional Redemption: ☒ Yes   ☐ No

Optional Redemption Dates:       On or after the date that is 31 days prior to maturity

Redemption Prices:                                                         100% of the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption

Redemption:	☐ In whole only and not in part
☒ May be in whole or in part

Optional Repayment:  ☐ Yes   ☒  No

Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note:  ☐  Yes   ☒  No

Total Amount of OID:	N/A
Bond Yield to Call:	N/A

Yield to Maturity:   N/A

CUSIP: 0258M0DW6

ISIN: US0258M0DW60

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated May 13, 2015 and Prospectus Supplement dated May 13, 2015 to which reference is hereby made.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

RECENT DEVELOPMENTS:

Management does not expect pretax income, provision for losses or the ratio of earnings to fixed charges for the second quarter of 2015 to be materially different from results for the first quarter of 2015.